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                                                                     Exhibit 5.1





                                 August 5, 1998



Consolidated Capital of North America, Inc.
410 17th Street, Suite 400
Denver, Colorado  80202

                   RE:    REGISTRATION STATEMENT ON FORM SB-2

Dear Ladies and Gentlemen:

       We have acted as counsel to Consolidated Capital of North America, Inc., a Colorado Corporation (the "Company"), in connection with the preparation of a Registration Statement on Form B-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 16,830,868 shares of the Company's Common Shares (the "Shares") (and such additional indeterminate number of shares that may be issued as a result of the market formula conversion rate in effect at the time of conversion and as a result of antidilution adjustments to such Shares as set forth in the Registration Statement). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. In our examination we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

       In our opinion, the Shares to be sold by the shareholders named in the Registration Statement, will be validly issued, fully paid and nonassessable Common Shares of the Company.

       We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


                                           GALLAGHER, BRIODY & BUTLER